Exhibit 5.1
OPINION OF WILSON SONSINI GOODRICH & ROSATI, PROFESSIONAL CORPORATION
April 28, 2006
Taleo Corporation
575 Market Street, Eighth Floor
San Francisco, CA 94105
     Re: Registration Statement on Form S-8
Ladies and Gentlemen:
     We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Taleo Corporation, a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 6,107,697 shares of your Class A common stock, par value $0.00001 per share (the “Shares”), reserved for issuance under the ViaSite Inc. Stock Plan, 1999 Stock Plan, 2003 Series D Preferred Stock Plan, 2004 Stock Plan, 2004 Employee Stock Purchase Plan and 2005 Stock Plan (the “Plans”). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Shares to be issued under the Plans.
     It is our opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements which accompany the Plans, will be legally and validly issued, fully paid and nonassessable.
     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI, Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.